Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 16, 2015, in the Registration Statement (Form S-11 No. 333-207471) and related Prospectus of KBS Growth & Income REIT, Inc. for the registration of $2,300,000,000 of shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

February 16, 2016